Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of The Bank of N.T. Butterfield & Son Limited of our report dated February 22, 2016 (except for Note 28 to the consolidated financial statements, as to which the date is May 20, 2016 and except for Note 29 and the effects of the reverse stock split described in Note 24, as to which the date is September 6, 2016) relating to the financial statements, which appears in such Registration Statement.

/s/ PricewaterhouseCoopers Ltd

Hamilton, Bermuda

September 21, 2016